Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lions Gate Entertainment Corp. of our report dated June 22, 2001 relating to the financial statements of Mandalay Pictures, LLC for the year ended March 31, 2001, which appear in the 2003 Annual Report to Shareholders of Lions Gate Entertainment Corp., which is incorporated by reference in Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ PricewaterhouseCoopers

Century City, California
July 23, 2003